Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

by and among

WOLVERINE INTERMEDIATE HOLDING II CORPORATION,

WOLVERINE MERGER CORPORATION

and certain

STOCKHOLDERS OF WESCO AIRCRAFT HOLDINGS, INC.

Dated as of [•], 2019

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of [•], 2019 by and among the persons identified on Schedule I hereto (each, a “Stockholder” and collectively the “Stockholders”), Wolverine Intermediate Holding II Corporation, a corporation organized under the laws of Delaware (“Parent”), and Wolverine Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among Parent, Merger Sub and Wesco Aircraft Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, each Stockholder owns the number of shares of common stock, par value $0.001 per share of the Company set forth next to the name of such Stockholder on Schedule I (collectively, together with all shares of capital stock of the Company or other securities of the Company that such Stockholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), including by reason of any stock split, stock dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares or rights, the “Stockholder Shares”);

WHEREAS, the Company Board has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub, and the Company are entering into the Merger Agreement, which provides for, among other things, the merger of Merger Sub with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Parent) upon the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, obtaining the Company Stockholder Approval is a condition precedent to the consummation of the Merger; and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required each Stockholder to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1                                              Covenants of the Stockholders.

(a)                                 During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (the “Restricted Period”), each Stockholder hereby agrees:

(i)                                     to be present, in person or represented by proxy, at the Company Meeting (including any adjournment or postponement thereof) and all other meetings (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, to vote on any matter contemplated by this Agreement so that all of the Stockholder Shares owned beneficially or of record by such Stockholder will be counted for purposes of determining the presence of a quorum at such meeting;

(ii)                                  at each such meeting, and at any adjournment or postponement thereof, to vote, or to cause the voting of, the Stockholder Shares owned beneficially or of record by such Stockholder in favor of:  (1) the approval and adoption of the Merger Agreement; (2) the Merger and the other Transactions, and (3) without limitation of the preceding clauses (1) and (2), any proposal to adjourn or postpone the Company Meeting to a later date if there are not sufficient votes to adopt the Merger Agreement on the date on which the Company Meeting is held; and

(iii)                               at each such meeting, and at any adjournment or postponement thereof, to vote, or to cause the voting of, the Stockholder Shares owned beneficially or of record by such Stockholder against:  (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise be inconsistent with, the Merger or any of the other Transactions or any of the other agreements related to the Merger, including: (aa) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (bb) a sale, lease or transfer of any material asset of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (cc) an election of new members to the Company Board, other than (x) individuals who are nominated by the Company for election and (y) new nominees to the Company Board approved in writing by Parent; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s certificate of incorporation or bylaws or the organizational documents of any Subsidiary of the Company (other than pursuant to the Merger Agreement), except if approved in writing by Parent; or (ee) any other change in the corporate structure or business of the Company or any of its Subsidiaries, except if approved in writing by Parent, (2) any Acquisition Proposal and any action required or desirable in furtherance thereof or any other transaction, proposal, agreement or action made in opposition to the adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions, (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement, and (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled.

(b)                                 During the Restricted Period, each Stockholder shall not, and shall cause such Stockholder’s controlled affiliates (other than any Excluded Entity) not to, directly or indirectly, (i) initiate, solicit, propose or knowingly facilitate, induce or encourage any inquiries with respect to, any effort or attempt to submit, or the submission of, any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, including by way of furnishing any non-public information to any Third Party related to any potential Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations with respect thereto, (iii) resolve or agree or announce its intention to resolve or agree to do any of the foregoing or (iv) direct, instruct, induce or encourage any Excluded Entity to take any activity described in clauses (i) through (iii) (the activities in clauses (i) through (iv), collectively, the “Restricted Activities”); provided, however, that solely to the extent the Company may take any action with respect to a Superior Proposal or an Acquisition Proposal that, in accordance with Section 5.3(b) of the Merger Agreement, the Company Board determines constitutes, or would reasonably be expected to lead to, a Superior Proposal, a Stockholder who has not breached this Section 1(b) (other than de minimis non-compliance) may, at the Company’s request (and only for so long as the Company permits), engage in Restricted Activities if (and only for so long as) such Restricted Activities are permitted to be taken by the Company pursuant to Section 5.3(b) of the Merger Agreement; provided, further, however, that such Stockholder may engage in such Restricted Activities only if such Stockholder has given Parent prior written notice thereof; provided, further, that such Stockholder keep Parent reasonably informed of such Restricted Activities prior to or as promptly as practicable after engaging in any such Restricted Activities.  Notwithstanding any provision hereof to the contrary, in no event shall the Company or any of its subsidiaries be considered an affiliate of any Stockholder. The term “Excluded Entity” means (i) the direct or indirect portfolio companies of [investment funds advised or managed by] such Stockholder or its affiliates, (ii) such Stockholder’s Investment Solutions vehicles and managed accounts and Global Credit investment funds, vehicles and hedge funds, or [(iii) any investment fund or vehicle advised by Riverstone Holdings L.L.C., NGP Energy Capital Management, L.L.C. or any of their affiliates].

(c)                                  Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights to seek appraisal or rights of dissent in connection with the Merger Agreement and the Merger, including under Section 262 of the Delaware General Corporation Law (the “DGCL”), that such Stockholder may have with respect to the Stockholder Shares owned beneficially or of record by such Stockholder.

Section 2                                              Irrevocable Proxy.  Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Stockholder Shares, hereby irrevocably constitutes and appoints Parent as attorney-in-fact and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, to: (a) attend any and all meetings of the stockholders of the Company; (b) vote the Stockholder Shares of such Stockholder in accordance with the provisions of Sections 1(a)(ii) and (iii) at any such meeting; and (c) represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any such meeting.  The foregoing proxy is coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 5.15.  Each Stockholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.  Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by Parent of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1.  The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable.  Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to Parent in this Agreement.

Section 3                                              Representations and Warranties of the Stockholders.  Each Stockholder represents and warrants to Parent, severally and not jointly, as follows:

3.1.                            Authorization.  If such Stockholder is an individual, such Stockholder has all requisite capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  If such Stockholder is not an individual, such Stockholder (a) is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of any such Stockholder or such Stockholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

3.2.                            Consents and Approvals; No Violations.

(a)                                 The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or the NYSE on the part of such Stockholder.

(b)                                 The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated by this

Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Stockholder if such Stockholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of such Stockholder’s properties or assets are bound or any Order or Law applicable to such Stockholder or such Stockholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Stockholder.  If such Stockholder is a married individual and is subject to community property laws, such Stockholder’s spouse has consented to this Agreement and the transactions contemplated by this Agreement by having executed a spousal consent in the form attached hereto as Exhibit A.

3.3.                            Ownership of Stockholder Shares.  Such Stockholder (a) is the sole record or beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities laws), (b) has the sole voting power with respect to such Stockholder Shares and (c) has not entered into any voting agreement (other than this Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Stockholder Shares (other than this Agreement).  Except as set forth on Schedule I, neither such Stockholder nor any family member of such Stockholder (if such Stockholder is an individual) nor any of the affiliates of such Stockholder or of such family member of such Stockholder (or any trusts for the benefit of any of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. As of the time of any meeting of the stockholders of the Company referred to in Section 1(a)(i), such Stockholder will be the sole record or beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities laws), except with respect to any Stockholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter).

3.4.                            Independent Advice.  Such Stockholder has carefully reviewed the Merger Agreement and the other documentation relating to the Merger and the Transactions, and has had an opportunity to discuss the Merger Agreement, such other documentation and this Agreement with an attorney of his, her or its own choosing.

Section 4                                              No Transfers.

(a)                                 Each Stockholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Stockholder Shares owned of record or beneficially by such Stockholder, or any voting rights with respect thereto, or enter into any Contract with respect thereto.  Each Stockholder hereby authorizes Parent to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Shares on the books of the Company in violation of this Agreement.

(b)                                 “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock or any interest (including any beneficial ownership interest) in any capital stock (including the right or power to vote any capital stock) or (ii) in respect of any capital stock or interest (including any beneficial ownership interest) in any capital stock, to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock or interest (including any beneficial ownership interest) in capital stock, whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise.  A “Transfer” shall not include (i) the transfer of Stockholder Shares by a Stockholder to such Stockholder’s estate, such Stockholder’s immediate family, to a trust for the benefit of such Stockholder’s family, upon the death of such Stockholder or to a controlled affiliate of such Stockholder, (ii) the Transfer of Shares by a Stockholder after receipt of the Company Stockholder Approval, [or (iii) Transfers by a Stockholder in connection with the withdrawal or redemption of investor interests in such Stockholder (regardless of whether such investor interests are directly in such Stockholder or indirectly through one or more feeder funds or other vehicles that, in turn, invest in such Stockholder), including (A) the sale of Stockholder Shares to generate proceeds for purposes of satisfying such withdrawal or redemption and (B) any in-kind distributions of Stockholder Shares to such investors in connection with such withdrawal or redemption] (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”); provided that, in the event a Stockholder Transfers Stockholder Shares pursuant to the preceding clause (iii), the percentage of such Stockholder’s Stockholder Shares that are so Transferred shall not exceed the percentage of such Stockholder’s net asset value that is being withdrawn or redeemed. As a condition to any Permitted Transfer, [except for a Permitted Transfer described in the preceding clause (iii),] the applicable Permitted Transferee shall be required to become a party to this Agreement by signing a joinder agreement hereto in form and substance reasonably satisfactory to Parent (each a “Joinder”).  References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder. For the avoidance of doubt, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in such Stockholder. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Stockholder may Transfer, or enter into any contract with respect to any Transfer of, all or any portion of any Stockholder Shares at any time after the Company Stockholder Approval shall have been obtained, and, if as a result of such Transfer the Stockholder ceases to be the record or beneficial owner of such Stockholder Shares, the Stockholder shall have no obligations pursuant to this Agreement with respect to such Stockholder Shares; provided, that such Stockholder’s obligations pursuant to Section 5.14 shall survive in accordance with its terms for the duration of this Agreement.

(c)                                  Each Stockholder hereby agrees not to, and not to permit any entity under such Stockholder’s control to, deposit any of such Stockholder’s Stockholder Shares in a voting trust or subject any of the Stockholder Shares owned beneficially or of record by such Stockholder to any arrangement with respect to the voting of such Stockholder Shares other than agreements entered into with Parent or Merger Sub.

Section 5                                              General.

5.1.                            Notices.  Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by email or facsimile transmission (provided, that confirmation of email or facsimile transmission is obtained) prior to 5:00 p.m., local time of the receiving party, on a Business Day, or on the first Business Day following the date of delivery if sent by email or facsimile at or after 5:00 p.m., local time of the receiving party, (b) upon receipt by registered or certified mail, or (c) on the next Business Day if transmitted by national overnight courier, in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub:

Wolverine Intermediate Holding II Corporation

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attention: Suneet Agarwal

Email: kagarwal@platinumequity.com

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Kenneth A. Lefkowitz
Facsimile: +1 212 299-6557
Email: ken.lefkowitz@hugheshubbard.com

If to a Stockholder, at such Stockholder’s address set forth on Schedule I.

5.2.                            Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by one or more of the parties and delivered to the other party/ies having signed a counterpart, it being understood that all parties need not sign the same counterpart.  The exchange of copies of this Agreement and of signature pages by facsimile or in .pdf format by e-mail shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or in .pdf format by e-mail shall be deemed to be their original signatures for all purposes.

5.3.                            Entire Agreement; No Third Party Beneficiaries. This Agreement, including the documents and the instruments referred to herein (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and no party hereto is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies.

5.4.                            Governing Law; Consent to Jurisdiction.  Section 8.12(a) and (b) of the Merger Agreement shall apply to this Agreement mutatis mutandis.

5.5.                            Amendments and Supplements.  This Agreement may be amended or supplemented at any time by additional written agreements signed by Parent, Merger Sub and any one or more Stockholder(s), which written agreement(s) shall be effective against each of the parties that has signed such written agreement(s), as may be determined by such parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after the adoption of the Merger Agreement by the stockholders of the Company.

5.6.                            Failure or Delay Not Waiver; Remedies Cumulative.  No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay on the party of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

5.7.                            Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Stockholder without the prior written consent of Parent. Each of Parent and Merger Sub may only assign their rights, interests or obligations under this Agreement to any of their respective affiliates in conjunction with a valid assignment of its rights, interests or obligations under the Merger Agreement. Any purported assignment in violation of the preceding sentence shall be null and void ab initio.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

5.8.                            Headings.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9.                            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

5.10.                     Specific Performance.

(a)                                 The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall, prior to termination in accordance with Section 5.15, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereto (i)

agrees that it shall not oppose the granting of any such relief and (ii) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

(b)                                 The parties hereto further agree that (i) by seeking the remedies provided for in this Section 5.10, Parent and Merger Sub shall not in any respect waive their rights to seek any other form of relief that may be available to them under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 5.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require Parent or Merger Sub to institute any Proceeding for (or limit Parent’s or Merger Sub’s right to institute any Proceeding for) specific performance under this Section 5.10 prior to pursuing any other form of relief referred to in the preceding clause (i).

5.11.                     WAIVER OF JURY TRIAL.  EACH OF EACH STOCKHOLDER, PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF A STOCKHOLDER, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.  EACH OF EACH STOCKHOLDER, PARENT AND MERGER SUB CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, LITIGATION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11.

5.12.                     Costs and Expenses.  Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

5.13.                     No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  Except as provided otherwise in Section 2, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 5.13. No Stockholder shall be responsible for, or have any obligation with respect to, the obligations or compliance with this Agreement by any other Stockholder, including any breach of this Agreement by any other Stockholder.

5.14.                     Public Announcements.  Except as required by Law or by the requirements of any stock exchange on which the securities of any Stockholder or any of its affiliates are listed, no Stockholder will make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media with respect to the foregoing without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

5.15.                     Termination.  This Agreement shall terminate on the earliest to occur of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the entry into, or effectiveness of, any amendment to or modification of, or the grant of any waiver of, any provision of the Merger Agreement that would reduce, or alter the form of, the Merger Consideration; provided, however, that no termination of this Agreement shall relieve or release any Stockholder from any obligations or liabilities arising out of such Stockholder’s Willful Breach of this Agreement prior to such termination.

5.16.                     Mutual Drafting; Interpretation.  The provisions of Section 8.11 of the Merger Agreement shall apply mutatis mutandis to this Agreement.

5.17.                     Capacity as Stockholder.  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director (including “director by deputization”), officer or employee of the Company, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by such Stockholder or any representative of Stockholder, as applicable, serving as a director of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director of the Company or any Subsidiary of the Company (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and the other Transactions).   [For the avoidance of doubt, the obligations of a Stockholder under this Agreement shall apply only with respect to the Stockholder Shares held by such Stockholder and shall not apply to any capital stock of the Company or other securities that are held by Makaira Partners, LLC and its affiliates (other than a Stockholder) or any other investment fund or account (other than a Stockholder) for which Makaira Partners, LLC or any of its affiliates provides investment advisory or investment management services.]

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Support Agreement as of the date first written above.

WOLVERINE INTERMEDIATE HOLDING II CORPORATION

By:
Name:
Title:

WOLVERINE MERGER CORPORATION

By:
Name:
Title:

[Signatures continue on following pages]

[Signature Page to Voting and Support Agreement]

[STOCKHOLDER]

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Stockholder & Notice Address	Shares of Company Common Stock	Company Options	Company Restricted Shares	Company RSUs	Company PSUs	Beneficial or Record Ownership
[•]	[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]	[•]	[•]
Total	[•]	[•]	[•]	[•]	[•]	[•]

EXHIBIT A

SPOUSAL CONSENT

I                     , spouse of                     , having the legal capacity, power and authority to do so, hereby confirm that I have read and approve the above Voting and Support Agreement (the “Agreement”).  In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date:

Signature of Spouse:

Printed Name of Spouse: